Exhibit 99.1

OSS Appoints Director David Raun as Audit Committee Chair, Succeeding Retiring Director William Carpenter

Escondido, CA – April 17, 2018 – OSS (NASDAQ: OSS), a leading provider of high performance computing systems, has appointed company director, David Raun, as chair of its audit committee. The appointment is expected to become effective as of the company’s annual meeting of stockholders to be held on May 22, 2018.

Raun, who serves as member of the audit committee, will replace current audit chair, William Carpenter, who is retiring from the board. Following the changes, the board will be comprised of six members with five independent directors. The audit committee will be comprised of three members.

"We are fortunate to have David assume the chair of our audit committee, given his more than 23 years of executive and board experience in the technology industry,” said OSS president and CEO, Steve Cooper. "We would also like to express our deep and sincere appreciation for Bill’s important contributions to OSS, as both an investor for 15 years and a board member for the last 10 years.”

“I have been honored to serve OSS over the years and am very proud of what we’ve have accomplished, especially now as a publicly-traded company on the Nasdaq,” said Carpenter. “I wish the company continued success, and leave it in the very capable hands of management and the board of directors at this exciting stage of its growth and development.”

Raun also serves as president, COO, and interim CFO of ASSIA, a provider of broadband and wireless home network solutions. He also serves as chairman of the board of Kilopass Technology, which develops an advanced embedded non-volatile memory technology. As president, CEO and director PLX Technology, a Nasdaq-traded company, he led a successful turnaround and eventual acquisition by Avago/Broadcom. He holds a BSEE from UC Santa Barbara.

About One Stop Systems
One Stop Systems, Inc. (OSS) designs and manufactures high performance compute accelerators, flash storage arrays and customized servers for deep learning, AI, defense, finance and entertainment applications. OSS utilizes the power of PCI Express, the latest GPU accelerators and NVMe flash cards to build award-winning systems, including many industry firsts, for OEMs and government customers. The company’s innovative hardware and Ion Accelerator Software offers exceptional performance and unparalleled scalability. OSS products are available directly, through global distributors, or via its SkyScale cloud services. For more information, go to www.onestopsystems.com.

Forward-Looking Statements

One Stop Systems (OSS) cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on the company's current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by

One Stop Systems that any of our plans will be achieved. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business and other risks described in our filings with the Securities and Exchange Commission (SEC), including under the heading "Risk Factors" in our Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Media Contact:
Katie Rivera
One Stop Systems, Inc.
Tel (760) 745-9883

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Investor Relations:

Ronald Both or Grant Stude

CMA

Tel (949) 432-7557

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